SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[X] Preliminary proxy statement     [ ] Confidential, for Use of the
                                        Commission Only (as
[ ] Definitive proxy statement          permitted by Rule
                                        14a-6(e) (2) )
[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           SIMPSON INDUSTRIES, INC.
               (Name of Registrant as Specified in Its Charter)

                          _________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

    (5) Total fee paid: ______________________________________________________

[ ] Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

SIMPSON
 INDUSTRIES, Inc. [logotype]
------------------------------------------------------------------------------
                                                           47603 Halyard Drive
                                                 Plymouth, Michigan 48170-2429
                                                                (313) 207-6200


March 21, 1997


To Our Shareholders:

      You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Simpson Industries, Inc. (the "Company"), which will be held on Tuesday, April 22, 1997 at the Company's headquarters, 47603 Halyard Drive, Plymouth, Michigan (map enclosed). The meeting will start promptly at 11:00 a.m. eastern daylight time. After the required business session there will be reports to the shareholders on the progress of the Company, and a discussion period will follow the reports.

      The attached notice of the meeting and Proxy Statement describe the items of business to be transacted, including the election of directors and a proposal to increase the number of authorized shares of Common Stock.

      Whether or not you plan to attend the meeting, we urge you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. The giving of the proxy will not affect your right to attend the meeting, nor, if you choose to revoke the proxy, your right to vote in person.

                                  Sincerely,

/s/ Robert W. Navarre                                     /s/ Roy E. Parrott
Robert W. Navarre                                         Roy E. Parrott
Chairman of the Board                                     President and Chief
                                                             Executive Officer

                              SIMPSON
                               INDUSTRIES, Inc.
                                  [logotype]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 22, 1997

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Simpson Industries, Inc. (the "Company"), will be held at the Company's headquarters, 47603 Halyard Drive, Plymouth, Michigan, on Tuesday, April 22, 1997, at 11:00 a.m. eastern daylight time for the purposes of:

            (1) Electing three directors to serve until the 2000 Annual Meeting of Shareholders;

            (2) Approving an amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 35,000,000 to 55,000,000; and

            (3) Transacting such other business as may properly come before the meeting or any adjournment thereof.

      You are invited to attend the meeting. If you do not expect to attend in person, you are urged to sign and return immediately the enclosed proxy, which is solicited by the Board of Directors. A postage paid envelope is enclosed for use in returning the proxy. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                            By Order of the Board of
                                            Directors,

                                            FRANK K. ZINN
                                            Secretary

Plymouth, Michigan
March 21, 1997

                              SIMPSON
                               INDUSTRIES, Inc.
                                  [logotype]

                                PROXY STATEMENT
                    Annual Meeting to be held April 22, 1997

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Simpson Industries, Inc., a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 22, 1997, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The expenses of soliciting proxies will be paid by the Company. This Proxy Statement and the enclosed form of proxy were first sent or given to security holders on or about March 21, 1997.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's executive offices.

      The Annual Report to Shareholders for the year ended December 31, 1996 is enclosed herewith.

      The mailing address of the Company's principal executive offices is 47603 Halyard Drive, Plymouth, Michigan 48170.

      Only shareholders of record of the Company's common stock, $1 par value, at the close of business on March 7, 1997 will be entitled to vote at the meeting or any adjournment thereof. On that date, the Company had shares of common stock issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote. A majority of outstanding shares will constitute a quorum. Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. Shares may not be voted cumulatively for the election of directors.

                       MATTERS TO COME BEFORE THE MEETING

      The nominees for election to the Board receiving a plurality of the votes cast at the meeting will be elected as Directors. Abstentions are counted only for purposes of determining whether a quorum is present at the meeting. Broker non-votes will not be counted for any purpose.

(1) Election of Directors

      The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than 12 members, and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors expires at the third succeeding annual meeting after election and the terms of office of the three classes overlap. Pursuant to the Company's Bylaws, the Board has fixed its size at nine. Three directors are to be elected to hold office until the 2000 annual meeting, or until their successors have been elected and have been qualified.

      The nominees named below have been selected by the Nominating Committee of the Board of Directors of the Company. If, due to unforseen circumstances, any of the nominees will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select.

      The following table and accompanying text set forth the name, age, principal occupation for the past five years and term of service with respect to the three individuals who are nominees for election and the six directors who will continue in office after the meeting, as provided to the Company by each such person. Proxies solicited by the Board of Directors will be voted in favor of the three nominees if they are received in time to be voted, unless a shareholder indicates otherwise on the proxy.

                                                                                    First Elected
       Name and Age                          Principal Occupation                   as a Director
       ------------                          --------------------                   -------------
                 Nominees for Election as Directors Until the 1998 Annual Meeting
Susan F. Haka, 47           Ernst & Young Professor of Accounting, Michigan State
                              University (East Lansing, Michigan) ..............         1995
Walter J. Kirchberger, 62   First Vice President--Research, PaineWebber,
                              Incorporated (Troy, Michigan)....................          1971
Roy E. Parrott, 56          President and Chief Executive Officer, Simpson
                              Industries, Inc.  ................................         1989
                   Directors Whose Terms Continue Until the 1999 Annual Meeting
Michael E. Batten, 56       Chairman and Chief Executive Officer, Twin Disc,
                              Incorporated, a manufacturer of clutches, reverse
                              and reduction gears, hydraulic couplings and torque
                              converters, universal joints and transmissions
                              (Racine, Wisconsin).............................           1995
Robert W. Navarre, 63       Business Consultant (Naples, Florida) ..............         1965
Frank K. Zinn, 62           Member in the firm of Dykema Gossett PLLC, attorneys
                              (Detroit, Michigan).............................           1974
                   Directors Whose Terms Continue Until the 2000 Annual Meeting
George R. Kempton, 63       Chairman and Chief Executive Officer, Kysor
                              Industrial Corporation, a manufacturer of
                              commercial and transportation products for the
                              refrigeration, on and off highway vehicle and
                              marine industries (Cadillac, Michigan)  ...........        1983
Ronald L. Roudebush, 49     Dealer Principal, Milford Dodge (Cincinnati, Ohio) ..        1993
F. Lee Weaver, 54           Partner in the firm of Weaver, Bennett & Bland, P.A.,
                              attorneys (Matthews, North Carolina) .............         1976

      Each nominee is currently a director of the Company. Each director has been employed in a principal occupation in the capacity shown above or in a similar one with the same employer for more than five years, except as set forth below.

      Mr. Kirchberger also serves as a director of McClain Industries, Inc.

      Mr. Batten also serves as a director of the following publicly-owned companies: Twin Disc, Incorporated, Briggs & Stratton Corporation, Firstar Corporation and Universal Foods Corporation.

      Mr. Navarre, formerly Chief Executive Officer of the Company, retired in November 1994. Mr. Navarre is Chairman of the Board of Directors and presently serves as a consultant to the Company under an agreement providing for payments of $100,000 during 1996 and $75,000 during 1997, which payments include his normal director fees. Mr. Navarre also serves as a director of Kysor Industrial Corporation.

      The law firm of which Mr. Zinn is a member has provided legal services to the Company and its subsidiaries for more than the past two fiscal years and the Company expects to retain such firm for such purposes in the current fiscal year.

      Mr. Kempton also serves as a director of the following publicly-owned companies: Kysor Industries Corporation and JLG Industries, Incorporated.

      Prior to his ownership of Milford Dodge, Mr. Roudebush was President of Automotive Operations of Rockwell International from 1991 to 1994, and a Business Consultant from 1994 to 1995. Prior to 1991, Mr. Roudebush was President of the On-Highway Products business of Rockwell International for more than five years.

      Committees of the Board. The Audit Committee of the Board of Directors is presently comprised of Ms. Haka and Messrs. Kirchberger and Kempton. The Audit Committee recommends to the Board the appointment of independent auditors, reviews with the independent auditors the scope and results of the audit engagement and any non-audit services to be performed by the independent auditors, monitors the Company's system of internal accounting controls and evaluates the independence of the independent auditors and their fees for services.

      The Compensation Committee of the Board of Directors is presently comprised of Messrs. Batten, Roudebush, Weaver and Zinn. The Compensation Committee monitors the Company's compensation policies, sets the compensation of the chief executive officer, and reviews the salary ranges of executive officers of the Company and remuneration of the directors. The Compensation Committee also administers the 1984 Stock Option Plan, which was terminated during 1993, the Supplemental Executive Retirement Plan and the 1993 Executive Long-Term Incentive Plan.

      The Nominating Committee of the Board of Directors is presently comprised of Messrs. Batten, Kempton and Roudebush. This Committee is responsible for establishing criteria for selecting and retaining directors, recommending to the Board nominees for election as directors and establishing procedures for filling vacancies on the Board. Shareholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Chairman of the Nominating Committee at the Company's executive office prior to February 1 of each year for the Annual Meeting held during the following April. The Bylaws of the Company require shareholders who intend to make a director nomination at the Annual Meeting to provide notice of this intention to the Secretary of the Company to be received not less than 60 nor more than 90 days prior to April 22, 1998 in accord with the procedures set forth in the Company's Bylaws.

      Director Attendance and Remuneration. During the year ended December 31, 1996, the Board met a total of five times, the Audit Committee met two times, the Compensation Committee met three times, and the Nominating Committee met once. Directors (other than those who are employees of the Company) were paid an annual retainer of $21,000 for the year ended December 31, 1996. Additional fees are paid on a per diem basis in the event directors attend special meetings of the Board and its committees which may be scheduled. Each incumbent director attended 100% of the meetings of the Board and any committees on which he or she served during the year ended December 31, 1996.

      In addition, non-employee directors receive options to purchase shares of the common stock of the Company pursuant to the 1993 Non-Employee Director Stock Option Plan (the "Non-Employee Director Option Plan"). On the day following each annual meeting of the Company's shareholders, each non-employee director will be granted a non-qualified stock option ("NQSO") to purchase 1,500 shares, effective as of each such day following the annual shareholders' meeting. The NQSO will have an exercise price equal to the fair market value of the shares on the date of grant. All NQSOs granted under the Non-Employee Director Option Plan will vest 100% upon the day preceding the first annual shareholders' meeting following the grant of such NQSO and will remain exercisable until the tenth anniversary of their grant date; provided that all NQSOs held by a Director will immediately become 100% vested upon the effective date of a change in control of the Company.

(2) Amendment to the Restated Articles of Incorporation of the Company to increase the Authorized Common Stock.

      The Company's Restated Articles of Incorporation currently authorize
35,000,000 shares of Common Stock. As of March 7, 1997,    shares of Common
Stock were issued and outstanding, and    shares of Common Stock were reserved
for issuance under the Company's stock option plans, compensation plans and other agreements.

Proposed Amendment

      The Board of Directors has adopted a resolution recommending that shareholders approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 55,000,000 shares. If the proposal is approved by the shareholders, the first sentence of Article IV of the Restated Articles of Incorporation, which describes the total authorized capital stock of the Company, will be amended to read as follows:

      The total authorized capital stock is 55,000,000 shares of common stock, par value $1.00 per share.

Reasons for Proposed Amendment

      The Board of Directors believes that the authorized number of shares of common stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors, including acquiring other businesses in exchange for shares of the Company's common stock; facilitating broader ownership of the Company's common stock by effecting a stock split or issuing a stock dividend; flexibility for possible future financings; and attracting and retaining valuable employees and directors by the issuance of additional stock options or awards. The Company at present has no commitments, agreements or undertakings to issue any such additional shares.

      The Board of Directors considers the authorization of additional shares of common stock advisable to ensure prompt availability of shares for issuance should the occasion arise. If required by law or regulation, the Company will seek shareholder approval prior to any issuance of shares. The issuance of additional shares of Common Stock could have the effect of diluting existing shareholder earnings per share, book value per share and voting power.

      Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a vote against the proposal.

Board Recommendation

      The Board recommends that you vote FOR this proposal.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table sets forth information with respect to the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued in all capacities in which they served during the Company's last three fiscal years, to (i) the Chief Executive Officer of the Company and (ii) each of the other three executive officers.

                           Summary Compensation Table
---------------------------------------------------------------------------------------------------------
                                                                            Long-Term
                                           Annual Compensation         Compensation Awards
                                        -------------------------    -----------------------
                                                                      Restricted   Securities
                                                                        Stock      Underlying   All Other
                                                                       Award(s)     Options     Compensa-
   Name and Principal Position          Year    Salary      Bonus         ($)          (#)       tion (1)
   ---------------------------          ----    ------      -----      ---------   ----------   --------
 Roy E. Parrott ....................    1996   $360,236    $209,252    $ 45,625(2)   25,000      $ 6,930
   President;                           1995    342,544     201,878      92,924      37,640        6,930
   Chief Executive Officer              1994    300,686     182,914      60,500      16,500        7,020

 Kathryn L. Williams ...............    1996   $153,360    $ 87,843    $ 20,714(3)    9,080      $ 6,930
   Vice President -- Strategic          1995    148,077      85,946      21,528       8,720        6,841
     Development and Treasurer          1994    142,060      81,091      22,000       6,000        6,648

 James A. Hug.......................    1996   $158,040    $ 86,885    $ 20,714(4)    9,080      $ 6,930
   Vice President--Automotive           1995    146,040      79,749      21,528       8,720        6,747
     Group                              1994    126,024      78,049      22,000       6,000        5,898

 James B. Painter ..................    1996   $155,000    $ 85,376    $ 20,714(6)    9,080      $ 6,930
   Vice President--Heavy Duty           1995    125,000(5)   70,750      38,000        --          4,043
     Group                              1994      --          --          --           --           --

------------------------------------------------------------------------------
 (1) These amounts represent contributions by the Company to the accounts of the named executives under the Simpson Industries, Inc. Savings Plan.

 (2) As of December 31, 1996, Mr. Parrott held 23,556 shares of restricted stock, valued at $256,540. On February 26, 1994, 4,125 shares were awarded to Mr. Parrott of which 413 shares or 412 shares vest annually beginning on December 1, 1994 and continuing on each December 1 until December 1, 2003. On February 24, 1995, 9,410 shares were awarded to Mr. Parrott of which 941 shares vest annually beginning on February 1, 1996 and continuing on each February 1 until February 1, 2005. On February 22, 1996, 5,000 shares were awarded to Mr. Parrott of which 500 shares vest annually beginning on February 1, 1997 and continuing on each February
     1 until February 1, 2006.

 (3) As of December 31, 1996, Ms. Williams held 10,682 shares of restricted stock, valued at $116,334. On February 26, 1994, 1,500 shares were awarded to Ms. Williams of which 150 shares vest annually beginning on December 1, 1994 and continuing on each December 1 until December 1, 2003. On February 24, 1995, 2,180 shares were awarded to Ms. Williams of which 218 shares vest annually beginning on February 1, 1996 and continuing on each February 1 until February 1, 2005. On February 22, 1996, 2,270 shares were awarded to Ms. Williams of which 227 shares vest annually beginning on February 1, 1997 and continuing on each February 1 until February 1, 2006.

 (4) As of December 31, 1996, Mr. Hug held 7,698 shares of restricted stock, valued at $83,836. On February 26, 1994, 1,500 shares were awarded to Mr. Hug of which 150 shares vest annually beginning on December 1, 1994 and continuing on each December 1 until December 1, 2003. On February 24, 1995, 2,180 shares were awarded to Mr. Hug of which 218 shares vest annually beginning on February 1, 1996 and continuing on each February 1 until February 1, 2005. On February
     22, 1996, 2,270 shares were awarded to Mr. Hug of which 227 shares vest annually beginning on February 1, 1997 and continuing on each February 1 until February 1, 2006.

 (5) Mr. Painter joined the Company in March 1995.

 (6) As of December 31, 1996, Mr. Painter held 5,870 shares of restricted stock, valued at $63,928. On March 13, 1995, 4,000 shares were awarded to Mr. Painter of which 400 shares vest annually beginning on February 1, 1996 and continuing on each February 1 until February 1, 2005. On February 22, 1996, 2,270 shares were awarded to Mr. Painter of which 227 shares vest annually beginning on February 1, 1997 and continuing on each February 1 until February 1, 2006.

Stock Options

      The following table sets forth information with respect to stock options granted by the Company to the Chief Executive Officer and each of the other three executive officers of the Company during the Company's last fiscal year. In addition, the table provides an estimated grant date present value for each set of options using the Black-Scholes valuation method.

                       Option Grants In Last Fiscal Year
--------------------------------------------------------------------------------------------
                               Individual Grants
--------------------------------------------------------------------------------------------
                                    % of Total
                                      Options
                        Number of     Granted
                       Securities        To
                       Underlying    Employees                                   Grant Date
                         Options     in Fiscal    Exercise Price   Expiration     Present
         Name            Granted        Year        ($/Share)         Date      Value ($)(1)
--------------------------------------------------------------------------------------------
 Roy E. Parrott          25,000(2)      26.2%         $9.13         2/21/06       $77,800
 Kathryn L. Williams      9,080(2)       9.5%         $9.13         2/21/06       $28,200
 James A. Hug             9,080(2)       9.5%         $9.13         2/21/06       $28,200
 James B. Painter         9,080(2)       9.5%         $9.13         2/21/06       $28,200

----------------
(1) The material assumptions and adjustments incorporated in the Black-Scholes model include the following:

                                              Grant Date
                                          -----------------
                                          February 22, 1996
                                          -----------------

    Risk-Free Interest Rate                      6.0%
    Stock Price Volatility                      40.0%
    Dividend Yield                               3.8%
    Expected Option Term                    6.9 Years

    The model assumes: (a) a Risk-Free Interest Rate that represents the interest rate on a U.S. security with a maturity date corresponding to that of the expected option term; (b) Stock Price Volatility is calculated using daily stock prices calculated as of July 1 of the grant year;
    (c) Dividend Yield is calculated using the average dividend yield of Simpson Stock; and (d) an Expected Option Term of 6.9 years,which is based on a 10% annual exercise rate plus 100% assumed exercise if the ratio of stock to exercise price exceeds 200%. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken.

          The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(2) These options were granted pursuant to the 1993 Executive Long-Term Incentive Plan and become exercisable 20% per year beginning February 22, 1997.

Option/SAR Exercises and Holdings

      The following table sets forth information with respect to the named executives in the Summary Compensation Table, concerning the unexercised options and stock appreciation rights ("SARs") held as of the end of the last fiscal year. No stock options or SARs were exercised by the named executives during the last fiscal year.

                             Fiscal Year-End Option/SAR Values
-----------------------------------------------------------------------------
                       Number of Securities
                       Underlying Unexercised         Value of Unexercised
                        Options/SARs at          In-the-Money Options/SARs
                        Fiscal Year End              at Fiscal Year End
                  ---------------------------------------------------------
     Name         Exercisable   Unexercisable   Exercisable   Unexercisable
---------------------------------------------------------------------------
R. E. Parrott        55,978         72,212        $84,461        $74,723
K. L. Williams       11,344         24,456        $ 1,771        $23,117
J. A. Hug             7,744         20,056        $ 1,771        $23,117
J. B. Painter             0          9,080        $     0        $16,032

Severance Arrangements

      To help retain key management personnel in the event of a change in control of the Company, the Company has entered into severance agreements with Messrs. Parrott, Hug, and Painter and Ms. Williams. The agreements provide for special severance pay and benefits in the event of termination of employment within three years (for Mr. Parrott) or two years (for Ms. Williams and Messrs. Hug and Painter) after a change in control of the Company. The agreements define a change in control as (i) a change in the stock ownership of the Company of a magnitude which requires filing of reports under the Securities Exchange Act of 1934, and such a change is deemed to have occurred if any person acquires 25% of the Company's outstanding voting stock, or (ii) a change in the composition of the majority of the Board of Directors during any two-year period unless each new director was approved by at least two-thirds of the remaining directors who were also directors at the beginning of the period. The agreements expire December 31, 1997. Each agreement is automatically extended for successive one-year periods unless terminated on 30 days notice and provided that no change in control has occurred.

      Under the agreements, the special severance pay and benefits will not be paid if employment is terminated because of death or disability, or if terminated by the Company for cause or by the executive officer for other than a "good reason," as defined in the severance agreements. If, after a change in control in the Company, the employment relationship is terminated by the Company other than for cause or is terminated by the executive officer for "good reason," the Company will pay the executive officer, from the date of termination to the earlier of the date which is three years (for Mr. Parrott) or two years (for Ms. Williams and Messrs. Hug and Painter) after the change in control or until the executive officer's normal retirement date, monthly payments equal to the executive officer's monthly salary prior to termination plus 1/12th of 70% of the executive officer's salary for the year immediately prior to the termination, up to the maximum allowable under applicable federal tax laws (for Mr. Parrott) or the executive officer's monthly salary prior to termination plus 1/12 of the average of the short-term incentive bonus payments paid to the executive officer or accrued with respect to each of the two years preceding termination (for Ms. Williams and Messrs. Hug and Painter). The Company shall also maintain in full force and effect during each period any stock option or incentive compensation arrangement and all group insurance and retirement plans to which the executive officer was otherwise entitled immediately prior to his or her termination and the right to immediately exercise in full all outstanding stock options.

Pension Plan

      The Company has a non-contributory defined benefit pension plan for salaried employees which provides for payment of a fixed retirement benefit to participants upon retirement at age 65. The amount of a participant's annual defined retirement benefit is comprised of up to three component amounts determined on the basis of the average base compensation paid to a participant during three separate time periods. The first component amount, applicable to service performed from July 1, 1976 through June 30, 1981, is equal to the sum of .75% of average base compensation up to $9,000 plus 1.5% of average base compensation in excess of $9,000 multiplied by the number of years of participation as of July 1, 1981. The second component amount, applicable to service performed from July 1, 1981 through December 31, 1988, is equal to the sum of 1.5% of each year's base compensation up to a specified break point amount, 2.5% of each year's base compensation in excess of the break point amount, and 2.5% of the participant's salary reduction contributions under the Savings Plan. The third component amount, applicable to service performed after December 31, 1988, is equal to the sum of 1.7% of each year's base compensation below the break point amount, 2.05% of each year's base compensation above the break point amount (with such calculations continuing until such time as the participant has accumulated 35 years of participation), and 1.7% of a participant's compensation for each plan year commencing after December 31, 1988 in which he or she has been a participant for more than 35 years. The sum of these three component amounts equals a participant's annual retirement benefit. Base compensation under the pension plan includes base salary, but does not include cash bonuses paid by the Company under its annual incentive plan. Once benefit payments commence, they may not be reduced because of any increases in a participant's Social Security payments or other similar benefits. Benefits under the pension plan are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person's current base compensation rate) under a lifetime annuity for the executive officers listed in the above table are as follows: Mr. Parrott--$52,125; Ms. Williams--$79,042; Mr. Hug--$73,248; and Mr. Painter--$58,107.

Supplemental Executive Retirement Plan

      Since 1988, the Company has maintained an unfunded plan to provide additional retirement income to selected executive employees to help attract and retain superior executive personnel. The Supplemental Executive Retirement Plan ("SERP") is administered by the Compensation Committee of the Board of Directors. Generally, a participant in the SERP will be eligible for benefits after he or she has completed at least five years of service as an officer of the Company or ten years of service at a specified level at which an employee bonus is available ("bonus service"). The normal retirement benefit that a participant is eligible to receive under the SERP is equal to the greater of
(i) 2% of his average base compensation times his years of bonus service up to 30 years, or (ii) 4% of his average base compensation times his years of officer service to a maximum of 15 years. No participant is entitled to more than 60% of his average base compensation less deductions for social security benefits and benefits under other pension plans provided by the Company or from previous employers. Participants are eligible for similar benefits upon early retirement, disability or termination of employment, subject to the same reductions provided under the Company's Pension Plan. Benefits under the SERP are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. Such benefits are paid out of the general assets of the Company and are not funded in advance of payment. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person's current base compensation rate) under a lifetime annuity for the executive officers listed in the above table are as follows: Mr. Parrott--$116,660; Ms. Williams--$0; Mr. Hug--$11,155; and Mr. Painter--$0.

Board Compensation Committee Report on Executive Compensation

      The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised entirely of non-employee directors. It is the primary responsibility of the Committee to review and approve the Company's executive compensation philosophy and policies and to monitor the compensation programs. The Committee reviews the performance and establishes the compensation of the Chief Executive Officer. In the performance of its responsibilities, the Committee reviews compensation data, surveys and other information obtained from independent sources reflecting the compensation practices of other companies. From time to time, the Committee engages the services of independent consultants to evaluate and make recommendations regarding the Company's executive compensation policies and programs. In 1992 and 1993, an independent consulting firm was engaged to evaluate the Company's executive compensation program including incentive compensation. On the basis of the consulting firm's evaluation and other data reviewed by the Committee, the Board of Directors adopted the 1993 Executive Long-Term Incentive Plan which was subsequently approved by the shareholders.

      The Internal Revenue Code (the "Code") was amended, effective for tax years commencing in 1994, to limit the Company's ability to deduct more than $1 million of an executive's nonperformance-based compensation. The Code and proposed regulations issued thereunder generally exclude from this limitation compensation that is determined under pre-established objective performance goals. Although this limitation will not affect the deductibility of executive compensation in the current year, the Committee will continue to review the issue and determine whether the Company's executive compensation programs should be amended in the future to meet the deductibility requirements.

      Compensation Policies for Executive Officers. The Company's executive compensation policies are designed to attract and retain highly qualified executive officers through competitive salary and benefit programs, to recognize individual initative, and to encourage extraordinary effort through incentive awards. The policies are also designed to promote Company stock ownership among the executive group to align their long-term interests with those of the shareholders and to encourage enhancement of shareholder value.

      The Company's executive compensation program has three components: (i) annual base salary, (ii) short-term incentives through annual bonus awards, and (iii) long-term incentives through participation in the Company's long-term incentive plan. Executive officer salary ranges are reviewed annually by the Committee based primarily on current market salary data compiled from various independent sources and nationwide compensation studies covering senior executive officers from manufacturing companies. It is the Company's philosophy to target base salaries at or slightly below the 50th percentile of the salary ranges determined by those compensation studies. Individual salaries are based on individual performance, contribution to the overall success of the management team, and position in the salary range. Additionally, the Company's incentive programs are designed to provide an opportunity for significant performance-based compensation if certain objectives are achieved.

      The short-term incentive plan provides for annual cash bonuses of a percentage of base salary ranging from a maximum of 36% for mid-level executives to a maximum of 75% for senior executive officers. Bonus amounts are determined on the basis of the Company's earnings performance related to beginning of the year shareholders' equity. Under the program, no annual bonuses are earned until a 16% defined return on shareholders' equity is realized. Maximum bonus levels are only achieved after the Company realizes a 34% defined return on shareholders' equity. Individual bonus awards also take into account the officer's individual performance and that of his operating unit.

      Long-term incentive awards are made by the Committee through the Company's 1993 Executive Long-Term Incentive Plan, which provides for the granting of stock options, stock appreciation rights, restricted stock, performance units and performance shares to officers and key employees. Stock option awards provide the executive with the right to purchase shares of common stock over a ten-year period at a price equal to the fair market value of the common stock on the date of grant. Restricted stock awards consist of shares of common stock which cannot be sold or transferred until the applicable restriction period lapses and may be forfeited if the executive terminates employment prior to the expiration of the restriction period. Long-term incentive awards are principally designed to encourage long-term enhancement of shareholder value and align the future interests of executive officers with the success of the Company. Stock options only reward executive officers to the extent that shareholders have benefitted. The amount of these awards is primarily determined by a formula based on the midpoint of such executive's salary range divided by the current price of the Company's stock.

      Chief Executive Officer Compensation. The Committee conducts the same type of competitive review and analysis to determine base salary and incentive compensation ranges for the Chief Executive Officer as it does for the other executive positions. Accordingly, salary and incentive compensation awards for Mr. Parrott were determined by the Committee in 1996 in conformance with the policies described above for executive officers. Effective June 1, 1996, Mr. Parrott's annual salary was increased to $367,536, representing a 5% increase, which placed Mr. Parrott slightly below the mid-point of the 1996 salary range established by the Committee. The Committee's decision was based on executive compensation data for comparable companies provided by an independent consulting firm, some of which companies are included in the Industry Index used for the comparison of Five Year Cumulative Return appearing in this Proxy Statement. The Committee also based it decision on its subjective evaluation of Mr. Parrott's management leadership and his continuing development of leadership talent within the organization.

      Mr. Parrott's bonus for 1996 was based on the Company's 1996 earnings in accordance with the formula provided in the short-term incentive plan, and the Committee's subjective assessment of Mr. Parrott's attainment of specific goals established at the beginning of the year. The restricted stock and stock option awards made to Mr. Parrott during 1996 were also established in accordance with the formula described above.

                                                     COMPENSATION COMMITTEE

                                                     F. Lee Weaver, Chairman
                                                     Michael E. Batten
                                                     Ronald L. Roudebush
February 22, 1997                                    Frank K. Zinn

Performance Graph

      The following is a line-graph presentation comparing cumulative, five-year shareholder return, on an indexed basis, of the Company's common stock with the Russell 2000 Index and an industry index of publicly-traded companies operating primarily in Standard Industrial Classification 371 ("Industry Index"). The Russell 2000 Index is comprised of companies with a market capitalization similar to that of the Company. The Company selected the Industry Index because the companies included therein are engaged in the manufacturing of motor vehicles and related parts, accessories and equipment.

                Comparison of Five Year Cumulative Total Return*
                        Among Simpson Industries, Inc.,
                     Russell 2000 Index and Industry Index

                                  [ GRAPH ]

                            1991     1992     1993     1994     1995     1996
Simpson Industries, Inc.   100.00   124.78   173.94   117.96   119.55   150.62
Russell 2000               100.00   118.41   140.80   138.23   177.55   206.83
Industry Index             100.00   139.72   192.95   172.38   211.65   267.64

----------------
* Assumes that the value of an investment in the Company's common stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.


                              FURTHER INFORMATION

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information concerning those persons who are known by management of the Company to be beneficial owners of more than 5% of the Company's outstanding common stock (as provided to the Company by such persons or the recordholder of such shares).

     Name and Address              Amount and Nature of    Percent
    of Beneficial Owner            Beneficial Ownership   of Class
    -------------------            --------------------   --------
Pioneering Management Group         1,640,000 shrs. (1)      9.1%
   60 State Street
   Boston, Massachusetts
J. P. Morgan & Co., Incorporated    1,540,150 shrs. (2)      8.5%
   60 Wall Street
   New York, New York
Farmers Group, Inc.                 1,080,700 shrs. (3)      6.0%
   4680 Wilshire Boulevard
   Los Angeles, California

----------------
(1) Sole voting power -- 1,640,000 shares (9.1%); sole investment power -- 315,000 shares (1.7%), as reported in the Schedule 13G, dated January 23, 1997, received by the Company from such beneficial owner.

(2) Sole voting power-- 979,400 shares (5.4%); sole investment power--1,540,150 shares ( 8.5%), as reported in the Schedule 13G, dated December 31, 1996, received by the Company from such beneficial owner.

(3) Farmers Group, Inc. exercises shared voting and investment powers over 1,080,700 shares with B.A.T. Industries p.l.c., as reported in the
    Schedule 13G, dated February 10, 1997, received by the Company from such beneficial owners.




Security Ownership of Management

      The following table sets forth certain information, as of February 4, 1997, concerning the beneficial ownership of common stock by the Company's directors and named executive officers, and all directors and executive officers of the Company as a group.

                                                      Amount and Nature of     Percent
                                                     Beneficial Ownership(1)   of Class
                                                     -----------------------   --------
Roy E. Parrott                                              111,970               .6%
Walter J. Kirchberger                                        85,932               .5%
F. Lee Weaver                                                84,201 (2)           .5%
Frank K. Zinn                                                54,561 (3)           .3%
James A. Hug                                                 51,417               .3%
Kathryn L. Williams                                          35,498               .2%
Robert W. Navarre                                            27,062               .2%
George R. Kempton                                            26,313 (4)           .1%
Ronald L. Roudebush                                          14,500               .1%
James B. Painter                                              8,546               --
Patrick J. Dennis                                             6,000               --
Michael E. Batten                                             2,500               --
Susan F. Haka                                                 1,720               --
                                                            -------              ---
All present directors and executive officers as a
  group (13 in number)                                      510,220  shrs.       2.8%

----------------
(1) Includes shares beneficially held for certain executive officers and directors under the Simpson Industries, Inc. Savings Plan and also includes 226,280 shares of Common Stock certain executive officers and directors may acquire within the next 60 days pursuant to the exercise of stock options under the Company's long-term incentive plans.

(2) Includes 55,917 shares owned by Prudence B. Weaver, Mr. Weaver's wife, for her own benefit.

(3) Includes 14,061 shares owned jointly by Mr. Zinn and Ruth A. Zinn, his wife.

(4) Includes 20,463 shares owned jointly by Mr. Kempton and Joyce H. Kempton, his wife.


Executive Officers

      Set forth below is certain information concerning the current executive officers of the Company, which group includes the Company's principal officers.

      Name and Age                   Office(s) and Length of Service
      ------------                   -------------------------------
Roy E. Parrott, 56        President and director since 1989; Chief Executive
                            Officer since 1994
Patrick Dennis, 45        Vice President--Finance since 1996
Kathryn L. Williams, 41   Vice President--Strategic Development and Treasurer
                            since 1996; Vice President and Chief Financial
                            Officer from 1994 to 1996; Vice President--Finance
                            from 1992 to 1994
James A. Hug, 50          Vice President--Automotive Group since 1995; Vice
                            President--Heavy Duty Products Group from 1992 to
                            1995 and Vice President--Heavy Duty Products
                            Group-South from 1990 to 1992
James B. Painter, 47      Vice President--Heavy Duty Group since 1995 and Vice
                            President--Materials Management during 1995

      Prior to joining the Company in November 1996, Mr. Dennis served as Group Controller, Automotive Systems, Plastic Technology and Battery Groups, of Johnson Controls, Inc. from 1991 to 1996.

      Prior to joining the Company in November 1992, Ms. Williams served from 1991 to 1992 as Vice President, Finance--Grocery Products Division and Controller of the Kraft USA Group of the Kraft General Foods subsidiary of Philip Morris Companies, Inc.

      Prior to joining the Company in March 1995, Mr. Painter served as General Manager, Specialty Axle Group, Rockwell International Automotive Operations from 1993 to 1995; President, Rockwell Clutch Company, Inc. from 1991 to 1993.

      Executive officers of the Company are appointed annually by the Board of Directors and serve at the pleasure of the Board.

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (S.E.C.). Executive officers, directors and greater than 10% shareholders are required by S.E.C. regulation to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form-5s were required for those persons, the Company believes that, during the Company's last fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                                  ACCOUNTANTS

      KPMG Peat Marwick, independent public accountants, have audited the financial statements of the Company since 1991. Representatives from KPMG Peat Marwick will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions. The Board of Directors has selected KPMG Peat Marwick to audit the financial statements of the Company for the fiscal year ending December 31, 1997.

                    OTHER MATTERS AND SHAREHOLDER PROPOSALS

      At the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters. Any proposals of shareholders to be presented at the 1998 Annual Meeting which are eligible for inclusion in the Company's proxy statement for that meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than November 23, 1997. Shareholders who intend to make a director nomination or a proposal of business at any Annual or Special Meeting, which proposal was not included in the Company's proxy statement for that meeting, must provide notice of this intention to the Secretary of the Company to be received not less than 60 nor more than 90 days prior to the date of the meeting in accord with the procedures set forth in the Company's Bylaws in order to be properly brought before the Annual or Special Meeting.

Plymouth, Michigan
March 21, 1997

[Form of Proxy -- Front]

                     SIMPSON INDUSTRIES, INC.

   The undersigned hereby constitutes and appoints Roy E. Parrott and Kathryn L. Williams, or either of them, attorneys and proxies with full power of substitution to vote at the Annual Meeting of Shareholders of Simpson Industries, Inc., to be held on Tuesday, April 22, 1997, or at any adjournment or adjournments thereof.

   The shares represented by this proxy will be voted as directed. Unless authority is withheld, this proxy will be voted to elect as directors the nominees shown and in favor of Proposal 2.

   Discretionary authority is hereby conferred as to any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement dated March 21, 1997, and the Annual Report of Simpson Industries, Inc. to its Shareholders for the year ended December 31, 1996. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
                            ENVELOPE.

Please sign this Proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

                     HAS YOUR ADDRESS CHANGED?
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________



[Form of Proxy -- Back]

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                 With-  For All
                                                           For   hold   Except
                                1.) Election of Directors  / /    / /    / /

SIMPSON INDUSTRIES, INC.                 Susan F. Haka, Walter J. Kirchberger
                                                   and Roy E. Parrott

                                    If you do not wish to direct the voting of your shares for a particular nominee, mark the "For All Except" box and strike a line through the Nominee(s) name. Your shares will be voted for the remaining Nominee(s).

                                2.) Approving an amendement to the Articles of
                                    Incorporation of the Company to increase the number of authorized shares of Common Stock from 35,000,000 to 55,000,000

                                                For  Against  Abstain
                                                / /    / /    / /

RECORD DATE SHARES:
                                3.) To act in their discretion upon the
                                    transaction of such other business as may properly come before the meeting.

Please be sure to sign and date this Proxy.
                                                     Mark box at right  / /
                         Date____________________    if address change
                                                     has been noted
________________________ ________________________    on the reverse side.
Shareholder sign here    Co-owner sign here

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